EXHIBIT 11

STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                                                   Period from
                                                                     Inception
                                          Year Ended       (March 18, 1999) to
                                    December 31,2000         December 31, 1999
                                    ----------------       -------------------
Net loss allocable
   to common
   (numerator)                         $(18,037,480)             ($16,084,535)
                                       =============             =============
Shares used in the
   calculation
   (denominator)
       Weighted average
            shares outstanding                  100                       100
         Effect of diluted
            stock options                       --                        --
         Fully diluted shares                   100                       100

Basic net loss per share                 $ (180,375)               $ (160,845)
                                         ===========               ===========
Fully diluted net loss
     per share                           $ (180,375)               $ (160,845)
                                         ===========               ===========